UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 26, 2018

THEMAVEN, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-12471	68-0232575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2125 Western Avenue, Suite 502 Seattle, WA	98121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  775-600-2765

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

* Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If any emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into Material Definitive Agreement.

The disclosure under Item 8.01 is incorporated herein by reference to the extent required.

Item 8.01	Other Events.

On March 19, 2018, TheMaven, Inc. (“Maven”) entered into a non-binding letter of intent to acquire privately held Say Media Inc. (“Say Media”), a media and publishing technology company (the “Letter of Intent”). The acquisition will be subject to negotiation and execution of definitive documentation and various conditions precedent. The parties expect to complete acquisition documentation, employment agreements and other ancillary agreements and satisfy the closing conditions some time during the second or third quarter of this year.

Pursuant to the terms of the non-binding Letter of Intent, the aggregate consideration proposed to be payable in connection with the acquisition of Say Media is $20 million, comprised of (A) $7.5 million in cash, consisting of (i) a $1 million Note (as described below), and (ii) $6.5 million in cash; (B) $9.6 million of Maven common stock and options to purchase shares of Maven common stock (valued at a price of $2.50 per share), consisting of (i) 2,088,900 shares of common stock to be issued at closing to the stockholders of Say Media, and (ii) 1,751,100 options to purchase shares of common stock to be issued to certain employees of Say Media who accept offers of continued employment with Say Media as the surviving company; and (C) $2.9 million in cash and common stock consisting of (i) a $2.5 million short-term, secured promissory note due 90 days after closing, (the “Maven Note”), to be secured by all of the assets, tangible and intangible, of Maven and its subsidiaries (including HubPages, Inc. and/or Say Media, assuming the consummation of those respective acquisitions), and (ii) 160,000 shares of common stock, to be issued to an affiliated entity of Say Media’s chief executive officer (the “Say Lender”), in satisfaction of certain senior promissory notes issued by Say Media. All of the foregoing acquisition consideration is subject to adjustment if the average monthly unique users across Say Media’s content management system and publishing platform (the “Say Media Platform”) for the 60 days prior to closing is less than 40 million; provided that the 160,000 shares of common stock to be issued to the Say Lender is subject to adjustment if the average credited monthly unique users on the Say Media Platform for the 60 days prior to the maturity date of the Maven Note is less than 70 million. Maven will have to obtain financing to fund the cash portion of the acquisition consideration, and there can be no assurance that Maven will be able to obtain the necessary funds on terms acceptable to it or at all. Accordingly, there is no assurance that the proposed acquisition will be completed as contemplated.

The Letter of Intent contemplates that at closing, $1.5 million will be placed into an indemnity escrow for 24 months, with $750,000 to be released after 12 months. In addition, 15% of shares of Maven common stock to be issued to the stockholders of Say Media and 15% of the shares of Maven common stock to be issued to the Say Lender will be locked-up to satisfy any indemnification claims, with 100% of those shares to be lock-up for a period of 12 months and 50% of those shares to be lock-up for a period of 24 months. Maven has committed to issuing up to a maximum of 4 million additional shares of common stock if the recipients of the equity consideration, if and when they sell their equity after vesting during the 36 months after closing, if the sales price achieved is less than $2.50.

In connection with the Letter of Intent, on March 26, 2018, Maven loaned $1,000,000 to Say Media and was issued a secured promissory note in the principal amount of $1,000,000 from Say Media (the “Note”). The Note bears interest at the rate of 5% per annum and is secured against all of the assets of Say Media. The Note is due and payable on the six month anniversary of the earlier of (i) the termination of the Letter of Intent or (ii) if Maven and Say Media should execute a definitive agreement with respect to the proposed acquisition, the termination of the definitive agreement.

Management believes that once the planned acquisition of Say Media, together with the previously announced planned acquisition of HubPages, Inc, are completed, the combined company will be profitable in the fourth quarter of 2018, generating a projected over $30 million in annualized revenue. The combined company will offer:

•	One of the largest news and information destinations on the internet;
•	Significant depth and breadth of content with more than 300 curated channels and thousands of professional writers; and
•	A single integrated revenue, distribution and technology platform for publishers seeking an alternative to social platforms.

On March 29, 2018, the Company issued a press release announcing the execution of the Letter of Intent, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by TheMaven, Inc. on March 29, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THEMAVEN, INC.

Dated: March 29, 2018	By:	/s/ Martin Heimbigner
Name: Martin Heimbigner
Title: Chief Financial Officer